EX-FILING FEES

Calculation of Filing Fee Tables

S-1
(Form Type)

Trailblazer Merger Corporation I
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid.	Equity	Units, each consisting of one share of Class A common stock, one Class 1 redeemable warrant and one Class 2 redeemable warrant and one right	Other	7,762,500	$10.00	$77,625,000.00	$92.70 per million	$7,195.84
Fees to Be Paid.	Equity	Shares of Class A common stock included as part of the units	Other	7,762,500	—	—	—	—
	Other	Redeemable Warrants included as part of units	457(g)	15,525,000	—	—	—	—
	Other	Rights included as part of units	457(g)	7,762,500	—	—	—	—
	Equity	Shares of Class A common stock underlying the Rights included as part of the Units	Other	388,125	$10.00	$3,881,250.00	$92.70 per million	$359.79
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				$81,506,250.00
	Total Fees Previously Paid				$7,555.63
	Total Fee Offsets
	Net Fee Due